Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
FOUR EMBARCADERO CENTER, 22ND FLOOR
SAN FRANCISCO, CA 94111

February 14, 2019

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, Delaware 19803

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Incyte Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 34,133,451 shares of common stock, $.001 par value per share, of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Shares”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinion expressed in this letter. On the basis of the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinion set forth in this letter is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP